Exhibit 99.1

First Financial Bancorp Reports 2009 Financial & Operational Results

▪	Full-year 2009 net income of $246.5 million or $5.33 per common share

▪	Fourth quarter 2009 net income of $13.8 million or $0.25 per common share

-	Temporary and other items not expected to recur negatively impacted reported quarterly earnings by approximately $0.12 per common share

▪	Capital and liquidity positions remain among industry leaders

-	Tangible common equity to tangible assets increased to 8.10%

-	Total risk-based capital ratio of 18.00%, exceeding the minimum “well capitalized” level by $390.7 million

▪
Credit costs remain elevated due to continued stress in the commercial lending portfolio, consistent with the current economic downturn. Excluding covered assets, nonperforming assets to total assets was 1.23%, which remains well below industry peers

▪
Integration of the previously announced FDIC-assisted transactions of Peoples Community Bank, Irwin Union Bank and Trust Company and Irwin Union, F.S.B. remains on schedule with full completion expected in the first quarter of 2010

Cincinnati, Ohio – January 26, 2010 – First Financial Bancorp (Nasdaq: FFBC) announced today financial and operational results for the full-year and fourth quarter of 2009.

Full-year 2009 net income was $246.5 million, net income available to common shareholders was $243.0 million, and earnings per diluted common share were $5.33. This compares with full-year 2008 net income of $23.0 million and earnings per diluted common share of $0.61. Fourth quarter 2009 net income was $13.8 million, net income available to common shareholders was $12.8 million and earnings per diluted common share were $0.25. This compares with net income of $2.1 million and earnings per diluted common share of $0.06 for the fourth quarter of 2008, and net income of $225.6 million, net income available to common shareholders of $224.6 million and earnings per diluted common share of $4.36 for the third quarter of 2009.

Full-year 2009 results when compared with full-year 2008 were impacted by a number of acquisition-related items as well as increased credit costs.

Claude Davis, First Financial’s president and chief executive officer, commented, “We generated strong earnings in 2009. This quarter marks the first full quarter of earnings from both the Peoples and Irwin acquisitions, and we are pleased with the results. We continue to invest in the growth of our company and we took advantage of opportunities created by the recession and gained market share. In 2009 we significantly expanded our retail banking network by building three new banking centers and adding a total of 39 banking centers through acquisitions within Ohio, Indiana, Kentucky and Michigan.

“The impact of slow economic conditions continued to affect credit quality. Credit costs remained elevated as high unemployment persists and the decline in real estate values continues to plague borrowers. Fortunately, we expect to have both the capital and the earnings power to weather these difficult times and produce earnings for our shareholders.

“Strong capital, liquidity and reserves have supported the company throughout the economic downturn. Although there have been some early signs of stabilization, the economy remains fragile and as a result, we will exercise caution as we continue to invest in and grow our business. We plan to maintain our expansion efforts in new and existing markets through the execution of our strategic plan. The infrastructure investments we have made to support our recent growth, along with our expanded footprint, places us in an excellent position to take advantage of additional market opportunities.

“On behalf of the board of directors and the executive management team of First Financial, I am grateful to our associates for their commitment to the execution of our strategic plan which supported and strengthened our company and allowed us to produce positive results throughout the economic downturn. We have built a strong foundation on which we can serve clients and create value for our shareholders.”

SUMMARY OF FOURTH QUARTER 2009 RESULTS

Pre-tax, Pre-provision (PTPP) Earnings
Strong PTPP earnings of approximately $35.7 million on a GAAP basis and approximately $46.1 million excluding items that are temporary and those expected not to recur. The higher levels of PTPP are attributable to a full quarter of earnings power of the consolidated franchise and the acquired portfolios.

Net Interest Margin
Fourth quarter 2009 net interest margin of 4.63% was enhanced significantly by the recent acquisitions representing an increase of approximately 73 basis points from the third quarter of 2009.

Credit Quality (excluding covered loans)
Nonperforming assets to total assets increased from 0.94% of total assets at September 30, 2009 to 1.23% of total assets at December 31, 2009 due to continued stress in the commercial and commercial real estate portfolios. This trend is consistent with managements’ expectations as volatility continues in this difficult economy. Quarterly provision expense exceeded net chargeoffs by approximately $3.5 million.

Noninterest Income
Strong fourth quarter noninterest income was due to the performance of acquired deposit accounts and increases in interchange income. Approximately $3.5 million of other income is due to income recognized on covered loans that were sold in the western markets.

Noninterest Expense
Noninterest expenses totaled $61.6 million for the quarter and $47.9 million when excluding approximately $13.7 million of temporary items and items not expected to recur. Excluding these items, the level of noninterest expense is consistent with management expectations.

Deposit Retention and Liquidity
Deposit retention from recent acquisitions has exceeded management expectations and has contributed to a larger than expected cash and interest-bearing deposit combined balance of approximately $606 million.

For additional information on First Financial’s comparable financial results, please refer to the discussions that follow detailing revenue and expense fluctuations.

DETAILS OF RESULTS
Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted. In some instances, financial data may not add up due to rounding.

CREDIT QUALITY (excluding covered assets)
The following table presents First Financial’s key credit quality metrics.

Table I	($ in thousands)
	Three Months Ended					Full-Year
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	2009	2008
Total Nonperforming Loans	$77,782	$63,608	$37,790	$24,892	$18,185	$77,782	$18,185
Total Nonperforming Assets	$81,927	$67,909	$42,956	$28,405	$22,213	$81,927	$22,213
Nonperforming Assets as a % of:
Period-End Loans, plus OREO	2.83%	2.36%	1.48%	1.04%	0.83%	2.83%	0.83%
Total Assets	1.23%	0.94%	1.14%	0.75%	0.60%	1.23%	0.60%
Nonperforming Loans as a % of Total Loans	2.69%	2.21%	1.31%	0.91%	0.68%	2.69%	0.68%
Provision for Loan & Lease Losses	$14,812	$26,655	$10,358	$4,259	$10,475	$56,084	$19,410
Allowance for Loan & Lease Losses	$59,311	$55,770	$38,649	$36,437	$35,873	$59,311	$35,873
Allowance for Loan & Lease Losses as a % of:
Period-End Loans	2.05%	1.94%	1.34%	1.33%	1.34%	2.05%	1.34%
Nonaccrual Loans	82.8%	92.2%	102.8%	147.6%	199.5%	82.8%	199.5%
Nonperforming Loans	76.3%	87.7%	102.3%	146.4%	197.3%	76.3%	197.3%
Total Net Charge-Offs	$11,271	$9,534	$8,146	$3,695	$4,955	$32,646	$12,594
Annualized Net Charge-Offs as a % of Average Loans & Leases	1.53%	1.31%	1.19%	0.55%	0.73%	1.16%	0.47%

Higher credit costs impacted First Financial’s 2009 results when compared with 2008. While the overall credit quality of First Financial’s lending portfolios remained relatively strong throughout the early part of the economic downturn, late in the fourth quarter of 2008 and continuing throughout 2009, the company saw a higher level of borrower stress. The elevated levels of net charge-offs and nonperforming assets and the higher provision expense recorded in 2009 reflected the sluggish economic conditions, including persistent high unemployment rates and still depressed consumer spending. These factors continued to place pressure on the company’s lending portfolios, but not to the extent seen in the commercial and commercial construction real estate sectors. These segments were marked by increased stress during 2009 as reflected in the sharp increases in both net charge-offs and nonperforming loans.

Net Charge-offs
The full-year, year-over-year quarter and linked quarter increases in total net charge-offs were driven primarily by continued deterioration within the commercial and commercial construction real estate portfolios.

Full-year 2009 total net charge-offs were $32.6 million or 116 basis points of average loans and leases, compared with $12.6 million or 47 basis points of average loans and leases for the full-year of 2008. Below is a summary of significant lending relationships that were charged-off during 2009:
▪	First Quarter: a single commercial credit related to a borrower in the hotel industry of $1.1 million, representing 4 basis points of average loans and leases
▪
Second Quarter: two separate and unrelated vehicle floor plan relationships totaling approximately $3.8 million, representing 14 basis points of average loans and leases; and a commercial real estate construction relationship of $1.3 million, representing 5 basis points of average loans and leases

▪	Third Quarter: sold the entire $34.5 million portfolio of shared national credits resulting in a $2.2 million charge-off, representing 8 basis points of average loans and leases
▪	Fourth Quarter: charged off two unrelated commercial real estate construction relationships totaling $5.1 million, representing 17 basis points of average loans and leases

These charge-offs totaled $13.5 million and represented 48 basis points of full-year 2009 average loans and leases.

Fourth quarter 2009 total net charge-offs were $11.3 million, or 153 basis points of fourth quarter 2009 average loans and leases, compared with $9.5 million or 131 basis points of average loans and leases in the third quarter of 2009, and $5.0 million or 73 basis points of average loans and leases in the fourth quarter of 2008.

Nonperforming Assets
Nonperforming loans were $77.8 million and nonperforming assets were $81.9 million at December 31, 2009, compared with $63.6 million and $67.9 million, respectively, at September 30, 2009, and $18.2 million and $22.2 million, respectively, at December 31, 2008.  A significant portion of the increase in nonperforming loans at December 31, 2009 from September 30, 2009 was due to the addition of four related commercial loans totaling $12.1 million that were added during the fourth quarter.

Similar to the past several quarters, the higher level of nonperforming loans, which are accounted for under Financial Accounting Standards Board (FASB) Codification Topic 310-10-35: Subsequent Measurement of Receivables, continues to adversely impact the company’s nonperforming loan coverage ratios. The allowance for loan and lease losses as a percent of nonaccrual loans was 82.8% at December 31, 2009, compared with 92.2% at September 30, 2009, and 199.5% at December 31, 2008, and the allowance for loan and lease losses as a percent of nonperforming loans was 76.3% compared with 87.7% at September 30, 2009, and 197.3% at December 31, 2008.

First Financial is aggressive both in the monitoring of performing credits and in the workout of credits that become nonperforming, however, this elevated level of nonperforming loans is expected to continue as the economy continues to experience stress and the related impact on borrowers remains negative. The emergence of borrower fraud is expected to increase as is an increase in bankruptcy levels, as has occurred in previous recessions.

Restructured Loans
During the fourth quarter of 2009, the company restructured approximately $3.0 million of residential mortgage loans and commercial loans for borrowers. The terms of the modifications included a combination of temporary interest rate reductions, term extensions and re-amortizations. These actions did not have a significant financial impact on the company. There can be no assurance these actions will be successful in improving the long-term performance of the borrowers.

Delinquent Loans
Total loans 30 to 89 days past due were $19.1 million or 0.66% of period end loans at December 31, 2009, compared with $20.8 million, or 0.72% at September 30, 2009 and $22.6 million or 0.84% at December 31, 2008.

Provision Expense / Allowance for Loan & Lease Losses
Full-year 2009 provision expense was $56.1 million compared with $19.4 million for the full-year of 2008, and was $14.8 million in the fourth quarter of 2009, compared with $26.7 million in the third quarter of 2009, and $10.5 million in the fourth quarter of 2008. Provision expense for the full-year of 2009 represented approximately 171.8% of full-year 2009 net charge-offs, and represented approximately 131.4% of fourth quarter 2009 net charge-offs.

The elevated provision expense is due to the company’s expectation of the risk inherent in the commercial loan portfolios. While not necessarily credit specific for First Financial, generally the outlook for this sector has continued to deteriorate and is not likely to soon recover, according to most industry data.

At December 31, 2009, the allowance for loan and lease losses increased to $59.3 million from $55.8 million at September 30, 2009, and $35.9 million at December 31, 2008. The allowance for loan and lease losses as a percent of period-end loans was 2.05% at December 31, 2009, compared with 1.34% at December 31, 2008, and 1.94% at September 30, 2009.

First Financial expects to maintain a higher reserve level until it believes that the current economic cycle, including credit losses, for both the industry and the company, have peaked. The economy remains fragile and the company expects that certain credit metrics may remain volatile and at these historically higher levels over the next several quarters, or until there are more definite signs of economic recovery, including lower unemployment rates and increased consumer spending.

Other Real Estate Owned (OREO)
At December 31, 2009, OREO was $4.1 million, compared with $4.3 million at September 30, 2009, and $4.0 million at December 30, 2008.

Covered Assets / Loss Share Agreements
In connection with the FDIC-assisted transactions, First Financial entered into loss sharing arrangements with the FDIC. Under the terms of these agreements the FDIC will reimburse the company for losses with respect to certain loans and other real estate owned (OREO) (collectively, “covered assets”) beginning with the first dollar of loss. At December 31, 2009, approximately 40% of total loans were covered loans. As required, First Financial has filed monthly certifications with the FDIC on single-family residential loans. To-date, all filings have been accepted. The initial commercial loan certifications, which are filed quarterly, will be filed with the FDIC by the end of January 2010.

For further details on the quarter-over-quarter and year-to-date changes in credit quality, excluding covered assets, please see the attached Credit Quality schedule.

CAPITAL MANAGEMENT
First Financial continues to maintain superior capital ratios. All regulatory capital ratios significantly exceeded the amounts necessary to be classified as “well capitalized” at December 31, 2009. In addition, total regulatory capital exceeded the “minimum” requirement by approximately $390.7 million, on a consolidated basis.

The following table presents First Financial’s regulatory capital ratios at December 31, 2009.

Table II	FFBC	Regulatory "well-capitalized" minimum
Leverage Ratio	9.57%	5%
Tier 1 Capital Ratio	16.74%	6%
Total Risk-Based Capital Ratio	18.00%	10%
EOP Tangible Equity / EOP Tangible Assets	9.30%	N/A
EOP Tangible Common Equity / EOP Tangible Assets	8.10%	N/A

N/A = not applicable

The Irwin FDIC-assisted transaction, which was accounted for as a business combination with a bargain purchase gain, generated a significant level of capital during the third quarter of 2009. The acquired covered assets and the FDIC Indemnification Asset, which represents the fair value of estimated future payments by the FDIC to First Financial for both Peoples and Irwin, are both risk-weighted at 20% for regulatory capital requirement purposes.

NET INTEREST INCOME & NET INTEREST MARGIN
Full-year 2009 net interest income increased $59.8 million from 2008’s comparable period, and the net interest margin increased 34 basis points. Fourth quarter 2009 net interest income increased $32.5 million from the third quarter of 2009, and the net interest margin increased 73 basis points.   Approximately 56 basis points of the linked-quarter increase in the net interest margin was due to the yield on both covered loans and the indemnification asset.  The linked quarter increase was also positively impacted by the repricing of the assumed deposit portfolios (15 basis points) and other balance sheet mix changes (7 basis points), which were partially offset by the increased interest expense in the acquired long-term borrowing portfolios (4 basis points).

For further details on the quarter-over-quarter and year-to-date changes in the net interest margin, please see the attached Net Interest Margin Rate / Volume Analysis.

NONINTEREST INCOME
Other income from covered loans will be impacted as described in the following two scenarios:

For covered loans that prepay, this income is a result of the net effect of:

▪	The recovery of the yield-based fair value adjustment

▪	The value adjustment associated with assumed credit impairment

▪	Offset by the corresponding valuation adjustment on the FDIC indemnification asset

This scenario can occur either through a strategic loan sale or ordinary prepayments that are typical in a loan portfolio.

For covered loans that pay according to their contractual obligation, this income is a result of the net effect of:

▪	The value adjustment associated with assumed credit impairment

▪	Offset by the corresponding valuation adjustment on the FDIC indemnification asset

As First Financial’s experience with the acquired portfolios increase, greater predictability will emerge on the timing of the recognition of this portion of the economic value of the transaction. First Financial will consider income associated with strategic loan sales as non-core and will highlight sales when they occur. All other income associated with prepayments or contractual performance will be considered core as it arises from the expected behavior of the purchased portfolios.

Full-year 2009 noninterest income, excluding the third quarter 2009 bargain purchase gain of $379.1 million, was $62.2 million, compared with $51.7 million for the full-year of 2008. Included in this increase was other noninterest income related to covered loans that were paid off as described above, as well as higher income on the sales of investment securities.

Fourth quarter 2009 noninterest income increased $12.2 million to $24.1 million from $11.9 million, excluding the $379.1 million bargain purchase gain, from the third quarter of 2009. Contributing to this increase was the previously mentioned other noninterest income from covered loans, higher service charges on deposit accounts driven primarily by an increase in transaction-based deposits, as well as increases in bankcard and interchange income, and trust and wealth management fees.

NONINTEREST EXPENSE
Noninterest expense was relatively well-controlled throughout the year excluding higher FDIC costs and some higher expenses related to incentive compensation, general growth and market expansion, including acquisition-related costs. Acquisition-related costs were primarily comprised of legal, professional, technology and other integration costs. Staffing, occupancy and marketing expenses also increased due to the additional banking centers in operation during the second half of 2009 compared with 2008’s comparable period.

As First Financial continues with plans to sell, consolidate or close locations during the first quarter of 2010, it anticipates that the reduction of operating costs and capital requirements related to the operation of these locations will have a positive impact on noninterest expense during the second half of 2010.  However, the company may incur additional exit costs during 2010 related to these activities.

Full-year 2009 noninterest expense was $170.6 million, an increase of $55.5 million from $115.2 million in 2008’s comparable period. Fourth quarter 2009 noninterest expense was $61.6 million, an increase of $15.3 million from $46.3 million in the third quarter of 2009.

The increase in noninterest expense across all comparative periods is primarily related to the following:
▪	FDIC insurance premium assessments of $6.6 million
▪	Integration-related costs of $13.4 million
▪	Temporary costs of $5.0 million related to staffing and non-strategic facilities
▪	Higher professional services fees of $2.6 million

INCOME TAXES
For the full-year of 2009, income tax expense was $144.0 million with an effective tax rate of 36.9% compared with income tax expense of $10.4 million and an effective tax rate of 31.2% for 2008’s comparable period. Fourth quarter 2009 income tax expense was $7.1 million and the effective tax rate was 34.0%, compared with income tax expense of $0.4 million and an effective tax rate of 15.1% for the fourth quarter of 2008, and income tax expense of $133.2 million and an effective tax rate of 37.1% for the third quarter of 2009.

The increase in the overall tax rate for the full-year and third quarter of 2009 was driven by the tax impact from the bargain purchase gain and other changes resulting from the Irwin acquisition.

LOANS (excluding covered loans)
Full-Year 2009 versus Full-Year 2008
▪	Average total loans increased $157.0 million, or 5.9%.
▪	Average commercial, commercial real estate and construction loans increased $277.6 million, or 15.7%.

Fourth Quarter 2009 versus fourth Quarter 2008
▪	Average total loans increased $237.9 million or 8.8%.
▪	Average commercial, commercial real estate and construction loans increased $284.2 million, or 15.3%.

Fourth Quarter 2009 versus Third Quarter 2009
▪	Average total loans increased $42.8 million, or 5.9% on an annualized basis.
▪	Average commercial, commercial real estate and construction loans increased $25.4 million, or 4.8% on an annualized basis.

INVESTMENTS
The investment securities portfolio totaled $579.1 million at December 31, 2009, compared with $692.8 million at December 31, 2008 and $629.3 million at September 30, 2009. The linked quarter decrease in the portfolio at December 31, 2009 was due to net securities paydowns and maturities. First Financial has not used any portion of its available liquidity to purchase investment securities since the first quarter of 2009 primarily due to the higher pricing on bonds which has persisted throughout 2009. Additions during the third quarter of 2009 were a result of investment securities acquired in the Peoples and Irwin transactions. All securities acquired through these FDIC-assisted transactions are conforming investments as outlined in First Financial’s investment policy.

The majority of the investment portfolio is comprised of low-risk investment securities, primarily treasury, government agency and agency residential mortgage-backed securities. The December 31, 2009 investment securities portfolio included a net unrealized pre-tax gain of $16.5 million representing the difference between fair value and amortized cost. This compares with net unrealized pre-tax gains of $11.1 million and $19.2 million at December 31, 2008 and September 30, 2009, respectively. The net unrealized pre-tax gain increased in 2009 over 2008 due to improved liquidity and pricing in agency securities markets, primarily related to residential mortgage-backed securities. The total investment portfolio represented 8.7% and 18.7% of total assets at December 31, 2009 and 2008, respectively, and 8.7% of total assets at September 30, 2009.

The following table presents a summary of the total investment portfolio at December 31, 2009.

Table III
($ in thousands, excluding book price and market value)

	% of	Book	Book	Book	December 31, 2009	Pre-Tax
	Total	Value	Yield	Price	Market Value	Gain/(Loss)
UST Notes & Agencies	6.0%	$34,478	4.33	99.82	102.05	$759
CMOs (Agency)	10.0%	58,158	4.57	100.49	104.10	2,020
CMOs (Private)	0.0%	62	0.94	100.00	98.21	(1)
MBSs (Agency)	62.9%	364,188	4.69	100.94	104.69	13,020
Agency Preferred	0.0%	200	-	1.00	1.00	-
Subtotal	78.9%	$457,086	4.65	100.76	103.24	$15,798

Municipal	4.0%	$22,855	7.12	99.08	101.11	$464
Other *	17.1%	99,206	3.24	101.58	101.85	263
Subtotal	21.1%	$122,061	3.96	101.11	101.71	$727

Total Investment Portfolio	100.0%	$579,147	4.50	100.83	102.94	$16,525

		Net Unrealized Gain/(Loss)				$16,525
		Aggregate Gains				$17,068
		Aggregate Losses				$(543)
		Net Unrealized Gain/(Loss) % of Book Value				2.85%

* Other includes $88 million of regulatory stock

DEPOSITS & FUNDING
The table below presents the progression of deposits during the fourth quarter of 2009, including the progression of the deposits acquired during the third quarter of 2009.

Table IV	Fourth Quarter 2009 Deposit Activity
($ in thousands)		Legacy	Market	Western &
	Total Deposits	Portfolio	Expansion	Brokered	Total Deposits
	at 9/30/2009	Growth	Growth	Deposits	at 12/31/2009

End of Period
Transaction & Savings	$3,096,110	$132,427	$(89,628)	$(17,669)	$3,121,240
Time Deposits	2,058,877	25,929	(119,687)	(101,004)	1,864,115
Broker Deposits	680,997	899	-	(316,611)	365,285
Total	$5,835,984	$159,255	$(209,315)	$(435,284)	$5,350,640

Total deposits at December 31, 2009 were $5.4 billion, a decline of $485.3 million from $5.8 billion at September 30, 2009. A majority of this decrease occurred in the time deposits category, which was impacted by the repricing initiative of both time and broker deposits that were acquired in the Irwin FDIC-assisted transaction. Also contributing to the decline were year-end seasonal fluctuations in public fund deposits.

As reported in the third quarter 2009, First Financial had the option to reprice the acquired deposit portfolios to current market rates within seven days of the acquisition dates. In addition, depositors with repriced accounts had the option to withdraw funds without penalty. The company chose to reprice approximately $1.0 billion in acquired deposits. The repriced deposits were comprised of all assumed brokered deposits, all time deposits from Peoples, as well as related time deposits from Irwin Union Bank, F.S.B. First Financial received approximately $1.0 billion from the FDIC associated with the transactions and believes that this provides sufficient liquidity to fund the potential at-risk deposit outflows. Through the end of December 2009, approximately 47% of the repriced Irwin deposit accounts were redeemed without penalty. Approximately $430 million of the funds received by First Financial from the FDIC remains invested in short-term liquidity.

As a result of First Financial’s plans to exit the nine remaining western market locations it acquired from Irwin, the company anticipates that those deposits will roll off at a more rapid pace over the next few months. Deposits in these nine markets totaled $347.0 million at December 31, 2009.

Borrowed funds for the fourth quarter of 2009 were $462.8 million, a decline of $69.0 million, or 13.0%, from the third quarter of 2009. This decrease was primarily due to maturities of short term and long term advances of Federal Home Loan Bank borrowings. Since the third quarter of 2008, First Financial has not increased long-term borrowings, other than the Federal Home Loan Bank long-term debt acquired in the Peoples and Irwin transactions in the third quarter of 2009.

The table below presents the quarterly progression of First Financial’s borrowed funds position.

Table V
($ in thousands)

	September 30, 2009			December 31, 2009
	Ending	Additions	Maturities	Ending
Borrowed Funds	Balance			Balance

Short Term Borrowings:
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	$35,763	$1,667	$-	$37,430
Federal Home Loan Bank Advances	65,000	-	(65,000)	-
Other	-	-	-	-
Total Short Term Borrowings	$100,763	$1,667	$(65,000)	$37,430

Long Term Borrowings:
Federal Home Loan Bank Advances [1]	345,356	$-	$(5,640)	$339,716
Securities Sold Under Agreements to Repurchase	65,000	-	-	65,000
Other	20,620	-	-	20,620
Total Long Term Borrowings	$430,976	$-	$(5,640)	$425,336

Total Short & Long Term Borrowings	$531,739	$1,667	$(70,640)	$462,766

1 Includes Market Value Adjustment

At December 31, 2009, in addition to liquidity on hand, First Financial had unused and available overnight wholesale funding of approximately $2.3 billion to fund any significant deposit runoff that may occur as a result of the repriced deposits and from the markets that the company is exiting.

ACQUISITIONS

Overview
During the third quarter of 2009, through FDIC-assisted transactions, First Financial assumed the banking operations of Peoples Community Bank (Peoples), Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. (collectively, “Irwin”). Also during the third quarter of 2009, in a separate and unrelated transaction, First Financial purchased three banking centers from Irwin. Through these transactions, the company acquired total assets of $3.9 billion, including $2.1 billion in loans, and assumed a total of $3.5 billion in liabilities, including $3.0 billion in deposits. Assets and liabilities were recorded at their estimated fair value.

Subsequent Events
Each transaction was considered a business combination and accounted for under FASB Codification Topic 805: Business Combinations (“Topic 805”), FASB Codification Topic 820: Fair Value Measurements and FASB Codification Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality. All acquired assets and liabilities were recorded at their estimated fair values as of the date of acquisition, and identifiable intangible assets were recorded at their estimated fair value.

Estimated fair values are considered preliminary and in accordance with Topic 805, are subject to change up to one year after the acquisition date. This allows for adjustments to the initial purchase entries if additional information relative to closing date fair values becomes available. Adjustments to acquisition date estimated fair values are recorded in the period in which the acquisition occurred and as a result, previously reported results are subject to change.

During the fourth quarter of 2009, initial estimates of loan carrying values and other related balance sheet items were revised and resulted in adjustments to the estimated carrying values of the acquired assets and liabilities previously recorded in the third quarter of 2009.  In accordance with Topic 805, previously reported third quarter 2009 results have been adjusted to reflect the impact of this additional information. These adjustments resulted in an increase in goodwill and other intangibles of $6.0 million, a net decrease in total assets of $2.2 million, a net decrease in total shareholders’ equity of $0.6 million and a net decrease in after-tax net income of $0.6 million.

The significant items that were adjusted in the previously reported third quarter 2009 results are as follows:

▪	Goodwill for the Peoples transaction declined by $0.6 million, bringing the total recorded goodwill to $18.1 million. This was primarily due to an increase in other identifiable intangibles.

▪
An after-tax reduction of $2.7 million to the bargain purchase gain recognized in the Irwin FDIC-assisted transaction, bringing the total adjusted after-tax bargain purchase gain to $238.4 million. This reduction was primarily the result of changes to the originally recorded carrying value of loans from the acquired balance sheet.

▪
Recorded goodwill effective in the third quarter of 2009 in the amount of $5.4 million related to the purchase of the three banking centers from Irwin, as the estimated fair value of liabilities assumed exceed the estimated fair value of assets acquired.

▪	Pre-tax net interest income increased $3.2 million as a result of additional accretion income on covered loans and the indemnification asset.

Integration
During the fourth quarter of 2009, First Financial successfully completed the technology conversion and operational integration of Peoples. The company did not acquire the 19 banking properties and their contents on the acquisition date, but held a purchase option from the FDIC for each location. During the first quarter of 2010, First Financial exercised the option to purchase 17 locations at fair market values; however, a settlement date with the FDIC for the exercise of the purchase option has not yet been determined.

First Financial expects to complete the technology conversion and operational integration of Irwin later in the first quarter of 2010. In total, 27 Irwin banking centers were acquired in the FDIC transaction including 10 locations in the western part of the United States that are outside of the company’s strategic operating markets, and as a result, do not align with its long-term strategic plans. In late December, the company elected to close the St. Louis, Missouri location. Over the past several months, the company has worked to identify suitable financial institutions or business partners for the purpose of acquiring the nine remaining locations, either individually or collectively. Exit strategies, which are expected to coincide with the conversion and operational integration process, have been established for each location if suitable business partners are not identified. Late in the fourth quarter of 2009, First Financial sold $43.0 million in western market loans, at their unpaid principal balances. At December 31, 2009, the nine remaining offices combined had $684.3 million in unpaid principal balances on loans and $347.0 million in deposits.

The loans acquired from Irwin were purchased under a modified loan purchase agreement with the FDIC, whereby the FDIC was to retain the land acquisition, construction and development loans. As stated previously, this identification process has not yet concluded. To date, the company has identified approximately $73 million in loans that it believes should have been excluded from the original transaction settlement due to this criteria, and has filed a formal request to the FDIC for them to repurchase the loans. These loans remain in the company’s covered loan portfolio.

OUTLOOK
While it is First Financial’s historic practice not to provide earnings guidance, due to the material changes in the company over the past several months, the company is disclosing expectations regarding certain areas of its core operations that impact earnings:

▪	Full year 2010 net interest margin is expected to be between 4.45% and 4.55%. This is a decrease from the current quarter due to the expected and intentional runoff of higher yielding acquired loans

▪	Full year earning assets are expected to decrease 7% to 9% when compared to fourth quarter 2009 average

▪	Full year average deposits are expected to decrease 8% to 10% when compared to fourth quarter 2009 average due to expected wholesale and western states deposit runoff

▪	Full year average loans are expected to decrease 5% to 7% when compared to fourth quarter 2009 average

▪	Quarterly non-interest income is expected to be between $19.5 million and $21.0 million excluding non-core items

▪	Quarterly non-interest expense is expected to be between $47.0 million and $48.5 million excluding temporary staff and other items deemed to be non-core

First Financial’s outlook for 2010 includes, but is not limited to the impact of certain factors such as inflation, unemployment, growth, and forward market interest rates. In addition, a material change in economic conditions would have an impact on expected 2010 performance. Please refer to the forward- looking statement found at the end of this news release for additional information.

Forward-Looking Statements
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Annual Report on Form 10-K for the year ended December 31, 2008. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance; the ability of financial institutions to access sources of liquidity at a reasonable cost; the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s Troubled Asset Relief Program and the Federal Deposit Insurance Corporation’s (“FDIC”) Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from participation in the Temporary Liquidity Guarantee Program or from increased payments from FDIC insurance funds as a result of depositary institution failures; the effects of and changes in policies and laws of regulatory agencies, inflation and interest rates; technology changes; mergers and acquisitions, including costs or difficulties related to the integration of acquired companies, including our ability to successfully integrate the branches of Peoples Community Bank, Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B., which were acquired out of FDIC receivership, and the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company; expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected; our ability to increase market share and control expenses; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC; adverse changes in the securities and debt markets; our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; monetary and fiscal policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the U.S. government and other governmental initiatives affecting the financial services industry; our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; the uncertainties arising from our continued participation in the TARP CPP, including impacts on employee recruitment and retention and other business practices, and uncertainties concerning the potential redemption of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; and our success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K and other public documents filed with the Securities and Exchange Commission (SEC), as well as the most recent Form 10-Q filing for the quarter ended September 30, 2009. These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com/investor and on the SEC's website at www.sec.gov.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. At December 31, 2009, the company had $6.7 billion in assets, including $4.8 billion in total loans and $5.4 billion in deposits. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides consumer and commercial banking products and services, and investment and insurance products through its retail banking center network. Currently First Financial Bank, N.A. operates 127 banking centers. Its strategic operating markets are located within the four state regions of Ohio, Indiana, Kentucky and Michigan where it operates 118 banking centers. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and had approximately $2.2 billion in assets under management at December 31, 2009. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com/investor.

Additional Information
Investors/Analysts Patti Forsythe Vice President, Investor Relations 513-979-5837 patti.forsythe@bankatfirst.com	Media Cheryl Lipp First Vice President, Marketing Director 513-979-5797 cheryl.lipp@bankatfirst.com